UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility

     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4

     / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
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1.  Name and Address of Reporting Person*
Cherry, Jr.                   Arthur                  L.
(Last)                        (First)                 (Middle)
c/o Federated Investors, Inc.
Federated Investors Tower
(Street)
Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.                FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Day/Year
April 3, 2003

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
___X_____ Director            ________ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      President, Federated Services Company

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7.  Individual or Joint/Group Reporting (Check Applicable Limit)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person
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     Table I -- Non-Derivative Securities Acquired,, Disposed of, or Beneficially Owned

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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)     5)                    Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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                              Code   V      Amount   (A) or   Price
                                                     (D)
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Class B Common                                                         693,243          D
   Stock
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Class B Common  4/3/2003     S             2,700    D        $26.23     16,935          I              By Spouse
   Stock
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Class B Common                                                          74,048          I              By Spouse
   Stock                                                                                               as
                                                                                                       custodian
                                                                                                       for minor
                                                                                                       children
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     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).



FORM 4 (continued)
     Table II - Derivative Securities Acquired, Disposed of, or Beneficially
Owned
         (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code             Derivative       Exercisable and
(Instr. 3)           Price of        Date               (Instr. 8)       Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)   Date
                                                                                         Exercisable Expiration
                                                                                                     Date
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7.  Title and Amount of       8.  Price of     9.  Number of        10.  Ownership    11.  Nature of
Underlying Securities         Derivative       derivative           Form of           Indirect Beneficial
(Instr. 3 and 4)              Security         Securities           Derivative        Ownership
                              (Instr. 5)       Beneficially Owned   Security:         (Instr. 4)
                                               at End of Month      Direct (D) or
                                               (Instr. 4)           indirect (I)
                                                                    (Instr. 4)
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Title            Amount or
                 Number of
                 Shares
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Kary A. Moore (Attorney- in-Fact)                      April 7, 2003
**Signature of Reporting Person                            Date

                                         Exhibit A

                                     POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints Kary A. Moore, or John D. Johnson, or any of them, the undersigned's true and lawful attorneys-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Federated Investors, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact, or such attorneys-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be as of this 7th day of April, 2003.

                                          Executed
                                          /s/ Arthur L. Cherry
                                          Signature
                                          Arthur L. Cherry
                                          ________________________________
                                          Print Name